       Exhibit 5.1

Karen E. Deschaine

+1 858 550 6088

kdeschaine@cooley.com

November 22, 2021

Talis Biomedical Corporation

230 Constitution Drive

Menlo Park, California 94025

Re: Registration Statement and Form S-8

Ladies and Gentlemen:

You have requested our opinion, as counsel to Talis Biomedical Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Company’s 2021 Inducement Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plan, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

November 22, 2021

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Karen E. Deschaine

           Karen E. Deschaine

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com